Exhibit 10.2

HYATT HOTELS CORPORATION

2022-2024 Performance Share Unit Award

The following sets forth the terms of your Hyatt Hotels Corporation Performance Share Unit (“PSU”) Award to you:

AWARD:

Target Number of PSUs:

Maximum Number of PSUs:	200% of Target Number of PSUs

PSU Grant Identifier:	May 18, 2022 (the “Grant Date”)

PERFORMANCE CONDITIONS:

Performance Period:	The “Performance Period” shall be the period commencing on January 1, 2022 and continuing through the first to occur of December 31, 2024 or the occurrence of a Change in Control.
Vesting of Award and Payment Date:	The PSUs are earned (or not) based on achievement of the Performance Goals set forth in this Agreement and subject to the Participant’s continuous Service with the Company through the last day of the Performance Period (except as otherwise set forth in this Agreement). Except as otherwise provided upon a Change in Control, to the extent that the PSUs are earned and vest, shares of Common Stock underlying the earned PSUs shall be delivered to the Participant within thirty (30) days following the Determination Date (but in no event later than March 15, 2025).

The Performance Share Unit Award that is described and made pursuant to this Performance Share Unit Award Agreement (this “Award”) is issued under the Fourth Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan, all conditions established by the Company in connection with awards issued under the Plan and all determinations of the Committee hereunder. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification Date, the Award will be cancelled and forfeited.

The following terms and conditions apply to the Performance Share Units granted pursuant to this Award.

Company; Defined Terms:

Except as the context may otherwise require, references to the “Company” shall be deemed to include Hyatt Hotels Corporation and its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Definitions:

As used herein, the following terms shall have the following meanings:

“Adjusted EBITDA” means net income attributable to Hyatt Hotels Corporation (or the reportable segments, as applicable) plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•  interest expense;

•  benefit (provision) for income taxes;

•  depreciation and amortization;

•  amortization of management and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);

•  revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;

•  costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;

•  equity losses from unconsolidated hospitality ventures;

•  stock-based compensation expense;

•  gains (losses) on sales of real estate and other;

•  asset impairments; and

•  other income (loss), net

“Distribution and Destination Management Revenue” represents revenues derived from the offering of travel products and services through ALG Vacations. Offerings primarily include some or all of the following: air transportation, hotel accommodations primarily provided by third-party resorts, travel insurance, ground transportation, car rental reservations, and excursions provided by third parties

“Distribution and Destination Management Expenses” represents expenses related to our ALG Vacations business, primarily costs directly related to the selling of travel products and services such as various distribution expenses, including charter air expenses, credit card fees, commissions, and destination management cost of sales. Additionally, distribution and destination management expenses include compensation expenses, professional fees, sales and marketing expenses, and technology expenses.

“Fee Based Earnings” means, with respect to each fiscal year in the Performance Period, the sum of Adjusted EBITDA for the three management and franchising segments (Americas + ASPAC + EAME/SWAsia) + Adjusted EBITDA for the ALG segment + Net Financed Contracts + Net Deferrals excluding the impact of Distribution and Destination Management Revenues and Expenses.

“Fee Based Earnings Mix” means Fee Based Earnings divided by the sum of Fee Based Earnings + Adjusted EBITDA for the owned and leased segment.

“Final Stock Price” means a company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading-day of the Performance Period.

“Initial Stock Price” means a company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading-day preceding the start of the Performance Period.

“Net Financed Contracts” represent Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership club contracts and further reduced by an allowance for future estimated uncollectible installments. For purposes of this Award, Net Financed Contracts is as calculated for purposes of the Company’s external reporting.

“Net Deferrals” represent the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years.

“Net Rooms Growth Peer Group Companies” means, for the Performance Period, Accor S.A., InterContinental Hotels Group PLC, Hilton Worldwide Holdings Inc., Marriott International, Inc., and Wyndham Hotels & Resorts, Inc.

“Performance Goals” means (1) Relative Net Rooms Growth Rank; (2) Fee Based Earnings Mix; and (3) Relative TSR Rank.

“Relative Net Rooms Growth Rank” means the rank order of the Net Rooms Growth Peer Group Companies and the Company from the highest positive percentage change to the lowest percentage (or greatest negative percentage) change, based on each company’s Total Managed & Franchised Rooms calculated over the Performance Period, excluding brand and portfolio acquisitions.

“Relative TSR Rank” means the rank order of the TSR Peer Group Companies and the Company from the highest TSR to the lowest TSR, based on each company’s TSR over the Performance Period.

“Total Managed and Franchised Rooms” means the number of managed and franchised rooms disclosed in a company’s publicly issued press release or report filed with the Securities and Exchange Commission or similar regulatory authority to report quarterly and/or annual results.

“TSR Peer Group Companies” means, for the Performance Period, Hilton Worldwide Holdings Inc., Marriott International, Inc., InterContinental Hotels Group PLC, Host Hotels & Resorts, Inc., Sunstone Hotel Investors, Inc., and Park Hotels & Resorts Inc.

“TSR” means, with respect to any company, the quotient obtained by dividing (i) such company’s Final Stock Price, plus per share dividends over the Performance Period (assuming reinvestment in such company’s common stock as of the applicable ex-dividend date), less the company’s Initial Stock Price, divided by (ii) such company’s Initial Stock Price.

“Variable Compensation” means accounting expenses reflected in Adjusted EBITDA for (i) the Hyatt Hotels Corporation Annual Incentive Plan, (ii) the Hyatt Hotels Corporation Executive Incentive Plan, (iii) the Hyatt Hotels Corporation Development Incentive Plan, (iv) ALG Annual Incentive Plan, (v) ALG Development Incentive Plan, and (vi) other cash incentive awards.

Determination of Number of Earned Performance Share Units:	The number of PSUs earned, if any, for the Performance Period shall be determined as follows:

Earned PSUs = ((Relative Net Rooms Growth Payout Percentage x 50% of Target Number of PSUs) + (Fee Based Earnings Mix Payout Percentage x 50% of Target Number of PSUs)) x Relative TSR Modifier

The “Relative Net Rooms Growth Payout Percentage” means the Company’s Relative Net Rooms Growth Rank compared to the Net Rooms Growth Peer Group Companies, as determined by the Committee in its sole discretion, in accordance with the following table:

Relative Net Rooms Growth Rank	Payout Percentage
1st	[ ]
2nd	[ ]
3rd	[ ]
4th	[ ]
5th	[ ]
6th	[ ]

The “Fee Based Earnings Mix Payout Percentage” is based on achievement of the Fee Based Earnings Mix at the end of the Performance Period against the Fee Based Earnings Mix target (expressed as a percentage) as determined by the Committee in its sole discretion, in accordance with the following table:

	Below Threshold	Threshold	Target	Maximum
Fee Based Earnings Mix Performance	Below [ ]	[ ]	[ ]	[ ]

Fee Based Earnings Mix Payout Percentage	[ ]	[ ]	[ ]	[ ]

Achievement between threshold and target and between target and maximum will be interpolated linearly.

The “Relative TSR Modifier” means the Company’s Relative TSR Rank compared to the TSR Peer Group Companies, as determined by the Committee in its sole discretion, in accordance with the following table:

Relative TSR Rank	Relative TSR Modifier
1st	[ ]
2nd	[ ]
3rd	[ ]
4th	[ ]
5th	[ ]
6th	[ ]
7th	[ ]

Notwithstanding the foregoing or anything herein to the contrary, if, during the Performance Period, any Net Rooms Growth Peer Group Company or TSR Peer Group Company undergoes a material change in capitalization or a corporate transaction, or ceases to be publicly traded on an established securities market, as determined by the Committee, then the Committee shall be authorized to make such adjustments to the Net Rooms Growth Peer Group Companies and/or TSR Peer Group Companies and/or the Relative Net Rooms Growth Payout Percentage and/or Relative TSR Modifier as the Committee deems, in its sole discretion, to be appropriate.

The Committee shall determine the number (if any) of PSUs that has been earned hereunder following the end of the Performance Period (such date of determination, the “Determination Date”). Subject to Participant’s continuous Service through the last day of the Performance Period (except as otherwise provided herein), as of the Determination Date, Participant shall earn a number of PSUs based on the Committee’s determination of performance with respect to the Performance Goals. In no event shall Participant earn a number of PSUs in excess of the Maximum Number of PSUs indicated above. All PSUs that are not earned as of the Determination Date shall be forfeited.

Adjustments:

Fee Based Earnings Mix and the determination of the Company’s performance may be further adjusted, in the Committee’s discretion, to reflect any or all the following items:

•  Include or exclude Adjusted EBITDA or Net Deferrals and Net Financed Contracts associated with Acquisitions or Dispositions; earnings mix will be recalculated on a pro forma basis to adjust for the full-year impact of transactions in final year of plan.

•  Exclude incremental expense associated with Variable Compensation;

•  Include or exclude the effect of changes in accounting methodology that have an impact of more than 1% to Adjusted EBITDA, if not included in the Budget

In addition, without limiting the foregoing, the Committee shall have the sole authority and discretion to adjust the achievement of the Performance Goals (including any individual component of the Performance Goals) by the Company to reflect any items that it deems appropriate, including (but not limited to), items relating to any unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Settlement and Payment of PSUs:	Except as otherwise provided upon a Change in Control or the Participant’s death or Disability as set forth below, each PSU that is earned in accordance with the foregoing shall be settled by delivery of one share of Common Stock delivered to the Participant within thirty (30) days following the Determination Date (and in no event later than March 15, 2025) (the “Payment Date”), subject to tax withholding, as provided below.

Termination of Service:	Subject to the exceptions below, PSUs will only be eligible to vest and become earned and payable if the Participant remains in continuous Service with the Company from the Grant Date through the last day of the Performance Period. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant. Except as provided below, all unearned PSUs will be forfeited and cancelled for no consideration upon the Participant’s Termination of Service. Notwithstanding the foregoing, PSUs will not be forfeited or cancelled in the following circumstances:

•  Retirement, Death or Disability. Notwithstanding any terms and conditions of the Amended and Restated Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”) to the contrary, in the event of the Participant’s Retirement (as defined in the Retirement Policy), death or Disability (as defined below) prior to the end of the Performance Period, the Participant shall be eligible to earn PSUs on a pro rata basis determined by multiplying the number of PSUs that would have been earned hereunder based on actual performance through the end of the Performance Period by a fraction, the numerator of which equals the number of full months of Service prior to such termination and the denominator of which equals thirty-six (36), and shares of Common Stock underlying the earned PSUs shall be delivered to the Participant (or the Participant’s estate) as set forth above under “Vesting of Award and Payment Date”. Notwithstanding the foregoing, if the Participant provides written notice of the Participant’s Retirement date at least one year prior to such Retirement, the Participant shall be eligible to earn the full amount of PSUs that would have been earned as of the Determination Date based on actual performance (without proration). As described below, PSUs are subject to cancellation and forfeiture for no consideration in the event the Participant engages in certain “detrimental conduct” (as defined below). For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, and/or (iii) the Participant is determined to be totally disabled by the Social Security Administration.

Change in Control:	In the event of a Change in Control during the Performance Period, if the acquirer or successor entity declines to assume or to provide a replacement or substitute award for any unvested portion of this Award as contemplated by Section 12.2(e) of the Plan in connection with such Change in Control, subject to the Participant’s continuous Service through the date of such Change in Control (or earlier termination due to death, Disability or Retirement, in which case the above provisions shall control), the date of the Change in Control shall be the last day of the Performance Period, and the number of PSUs earned hereunder will be determined as of immediately prior to the Change in Control and will equal the greater of (i) the total number of PSUs earned based on actual performance through the date of the Change in Control, and (ii) the total number of PSUs earned based on Threshold Performance for each Performance Goal, in each case subject to adjustment based on the Relative TSR Modifier, measured as of the date of such Change in Control, provided, that if such Change in Control occurs within the first calendar year of the Performance Period, the number of earned PSUs shall be determined without regard to the Relative TSR Modifier. Settlement of PSUs will be accomplished through the issuance of shares of Common Stock or cash, as the Committee may determine, and any earned PSUs (and the Dividend Equivalents thereon) shall be settled upon or within fifteen (15) days after the Change in Control (which shall be deemed to be the Payment Date). Any PSUs not earned upon a Change in Control shall be forfeited and cancelled for no consideration.

Rights of Ownership	The Participant shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award or any shares of Common Stock underlying this Award unless and until shares of Common Stock are delivered in respect hereof.

Dividend Equivalent Rights:	Each PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds, or (b) the delivery to the Participant of the share of Common Stock (or other payment) in respect of the PSU to which such Dividend Equivalent right corresponds (in any case, the “PSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the applicable Grant Date and on or prior to the applicable PSU Termination Date, payable upon the Payment Date in respect of the PSU to which such Dividend Equivalent right corresponds; provided, that with respect to any dividends meeting such criteria that are paid after the PSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend or, if later, on the Payment Date (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (i) if a PSU is not ultimately earned hereunder, no Dividend Equivalent payments shall be made with respect to such unearned PSU, and (ii) in no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same PSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”).

Tax Withholding:

Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon settlement of the PSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings (subject to any applicable limitation(s) in the Plan). Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of PSUs:	PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated; provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the PSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Committee will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:	By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:	Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of PSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Restrictive Covenants:	As a condition of this Award, to the extent Participant has not done so already, Participant agrees to execute and deliver the (i) Non-Competition Agreement, the (ii) Non-Solicitation & Non-Disparagement Agreement (iii) Confidentiality Agreement, and (iv) Invention Assignment Agreement in form and substance acceptable to the Company, and Participant agrees to be bound by the terms of those agreements.

Effect of Detrimental Conduct:

In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested PSUs (and all shares of Common Stock underlying such PSUs) and all such awards shall be null and void as of the date such detrimental conduct first occurs and the Participant shall not receive any consideration therefor.

Definition of Detrimental Conduct. The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Committee, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.

Determination of Detrimental Conduct. Upon a reasonable, good faith determination by the Committee that detrimental conduct has occurred, the Committee shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:

This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Committee determines that the PSUs and/or Dividend Equivalents (or any portion thereof) may not be compliant with or exempt from Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to provide for the PSUs and/or Dividend Equivalents to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.

Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest. For the avoidance of doubt, to the extent that any PSUs are “nonqualified deferred compensation” within the meaning of Section 409A, the settlement of PSUs hereunder upon a Change in Control shall only occur to the extent that such Change in Control is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v).

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE SHARE UNITS AWARDED PURSUANT TO THIS AGREEMENT MAY BE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD) AND BY ACHIEVEMENT OF THE PERFORMANCE GOALS (AS DETERMINED AND CERTIFIED BY THE COMMITTEE) AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.